AGREEMENT FOR PURCHASE AND SALE OF STOCK


     THIS AGREEMENT IS MADE this 31th day of January, 1997 by and between Atlantic International Entertainment, Ltd., a Delaware corporation with its principal office at 2200 Corporate Blvd. Suite 317, Boca Raton, FL 33431 (hereinafter referred to as "Purchaser"); and EmiNet Domain, Inc., a Delaware corporation with its principal office at 1325 South Congress Ave., Suite 241, Boynton Beach, Florida 33426 (hereinafter referred to as "Acquired Company").

                                   WITNESSETH:

     WHEREAS, Purchaser desires to acquire all shares of the Acquired Company representing 100% of the issued and outstanding capital stock of the Acquired Company upon the terms and conditions hereinafter set forth; and

     WHEREAS, the parties intend that this transaction qualify as a tax-free exchange of stock as defined in the Internal Revenue Code;

     NOW, THEREFORE, in consideration of these premises, the parties hereto agree as follows:


     1. PURCHASE OF SHARES. Purchaser hereby agrees to acquire from the shareholders of the Acquired Company, as their interests appear in Exhibit A attached hereto, all shares of Common Stock of the Acquired Company upon the terms and conditions set forth herein.


     2. TERMS OF PURCHASE. The purchase price for the shares shall be payable as follows:

       (i) $2,000,000 payable by the issuance and delivery to the shareholders of the Acquired Company or their designees of a minimum of 200,000 shares of fully-paid and non assessable Common Stock of the Purchaser at the market value as of January 31,1997 for 100% of the stock. In addition, the managing directors of the acquired company ( Mike Carpenter, Sanjay Jindal, Mike Wertheimer and Thomas Bagli or those remaining employed at the time of each annual net profit determination contemplated hereafter ), or their designees, shall receive additional shares at market equal to one time the acquired company's net profit before taxes for the years ending 1997 and 1998 up to $750,000 per annum, 1 1/2 times over $750,000 to
             $1,000,000, and two times over $1,000,000. The closing shall be thirty days after completion of the year end audited financial statements, which books and records shall be maintained on a profit center basis, consistent with prior practice.

       At the time of the closing of the purchases set forth in Paragraphs "1" and "2" above, the Acquired Company shall deliver to Purchaser stock certificates representing the Shares purchased herein duly endorsed for transfer to the Purchaser. Upon receipt of these shares, the Purchaser shall direct Continental Stock Transfer Company, as Transfer Agent for the

       Purchaser, to issue to the shareholders of the Acquired Company, as their interests appear on Appendix A attached hereto, certificates representing the shares of Common Stock of the Purchaser as set forth in Paragraph 2(i) above.


     3. REPRESENTATIONS OF ACQUIRED COMPANY. Acquired Company represents and warrants to Purchaser as follows:

        3.1. That the Acquired Company has been duly organized in the manner set forth below and that the Certificates of Incorporation have not been revoked or canceled nor has the Corporation been dissolved;

        3.2. Other than as disclosed herein, there are no lawsuits pending against the Acquired Company or its Officers or Directors, nor are there any such lawsuits threatened or anticipated, nor are there any judgments, warrants, or levies outstanding against the Acquired Company, its subsidiaries, or its property, nor are there any tax examinations or proceedings pending relating to taxes or other assessments against the Acquired Company, nor has the Acquired Company at any time taken any insolvency or bankruptcy actions;

        3.3. That the Acquired Company has entered into certain lease(s) of real and personal property, which lease(s) are attached hereto as an Exhibit, and that said lease(s) are in full force and effect and that there are no defaults thereunder, and that all payments require to be made thereunder have been made as of the date of this Agreement;

        3.4. That all of the chattels, trade fixtures, motor vehicles, and equipment owned or utilized by the Acquired Company is free and clear of all liens and encumbrances, except for such liens or security agreements as are set forth an Exhibit hereto;

        3.5. A Balance Sheet of the Acquired Company as of December 31, 1996 , a copy of which is annexed hereto a Appendix B, has been prepared as a management compilation and accurately and fairly presents the financial condition and liabilities of the Acquired Company as of such date, and that the Acquired Company shall be liable to Purchaser for any undisclosed liabilities or claims which may appear or be made subsequent to the Closing Date;

        3.6. The Acquired Company is duly qualified and entitled to own or lease its respective properties and to carry on its business all as and in the places where such properties are now owned or such businesses are conducted;

        3.7. The Acquired Company has good marketable title to all of the property and assets (including title in fee simple to all real property) included in the Balance Sheet of the Acquired Company annexed hereto, except, however, property and assets in non-material amounts sold in the ordinary course of business since the date of such Balance Sheet, and that all of the properties and assets are free of all liens, encumbrances, or claims except as set forth in the Balance Sheet;

        3.8. The Acquired Company is not party to any pending or threatened litigation which might adversely affect the financial condition, business operations, or properties of the Acquired Company, nor to the knowledge of the Acquired Company is there any threatened or pending governmental or regulatory litigation, investigation, inquiry, or proceeding involving the Acquired Company except as disclosed herein;

        3.9. All required returns for income taxes, surtaxes, and excess profits taxes of the Acquired Company for all periods up to and including the calendar year 1995 have been duly prepared and filed in good faith and all taxes and assessments shown thereon have been paid or accrued on the Acquired Company's books; all state franchise taxes and real and personal property taxes have been paid as of the dates due; and no proceeding or other action has been taken for the assessment or collection of additional taxes for any such periods;

        3.10. The business, properties and assets of the Acquired Company has not, since the date of the Balance Sheet, been materially and adversely affected as the result of any fire, explosion, natural disaster, governmental act, cancellation of contracts, or any other event;

        3.11. No representation by the Acquired Company or by its Officers made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the stock of the Acquired Company who is seeking full information as to the Acquired Company and its business affairs.

        3.12. The Acquired Company is a corporation duly organized and existing under the laws of Florida. All shares are presently issued and outstanding; it does not have authorized, issued, or outstanding any other shares of stock of any class or any subscription or other rights to the issuance or receipt of shares of its capital stock; and all voting rights are vested exclusively in such capital stock.


     4. DELIVERY OF CORPORATE RECORDS AT CLOSING. Acquired Company shall cause to be delivered to Purchaser at the time of Closing the Corporate Minute Books, Stock Certificate Ledgers and unissued Certificates, and the Corporate Seals of the Acquired Company.


     5. EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENTS. The four principals of the Acquired Company agree to continue employment with the Acquired Company or the Purchaser in similar capacities through the end of 1998. Salaries of each principal for 1997 shall not to exceed $50,000 per annum, including a $5000 bonus to be paid on February 28,1997.

     6.   UNDERTAKINGS BY THE ACQUIRED COMPANY.

        6.1. The Officers and Directors of the Acquired Company shall not cause, suffer or permit the Acquired Company, subsequent to the date hereof and prior to the delivery of the Shares as contemplated hereunder, to issue any additional shares or securities; make any distribution to its shareholders; mortgage, pledge, or subject to lien or encumbrance any of its properties or assets except in the ordinary course of its business; sell or transfer any of its assets, tangible or intangible, except in the ordinary or usual course of business; incur or become liable for any obligations or liabilities except for current liabilities incurred in the ordinary and usual course of business; or increase the rate of compensation of its Officers;

        6.2. During the period prior to the closing date hereunder the Acquired Company shall conduct its business operations in the usual and normal course.


     7. REPRESENTATIONS BY PURCHASER. Purchaser represents and warrants to the Acquired Company as follows:

        7.1. That Purchaser has been duly organized pursuant to the laws of the State of Delaware and that its Certificate of Incorporation has not been revoked or canceled nor has the Corporation been dissolved;

        7.2. Other than as disclosed herein, there are no lawsuits pending against Purchaser or its Officers or Directors, nor are there any such lawsuits threatened or anticipated, nor are there any judgments, warrants, or levies outstanding against Purchaser, or its property, nor are there any tax examinations or proceedings pending relating to taxes or other assessments against Purchaser, nor has Purchaser at any time taken any insolvency or bankruptcy actions;

        7.3. That all of the chattels, trade fixtures, motor vehicles, and equipment owned or utilized by Purchaser, if any, are free and clear of all liens and encumbrances, except for such liens or security agreements as are set forth an Exhibit hereto;

        7.4. The Balance Sheet of Purchaser as of December 31, 1996, a copy of which is attached hereto as an Exhibit, has been prepared in accordance with generally accepted accounting principles consistently applied and accurately and fairly presents the financial condition and liabilities of Purchaser as of such date, and that Purchaser shall be liable to Acquired Company for any undisclosed liabilities or claims which may appear or be made subsequent to the Closing Date;

        7.5. Purchaser is duly qualified and entitled to own or lease its respective properties and to carry on its business all as and in the places where such properties are now owned or such businesses are conducted;

        7.6. Purchaser has good marketable title to all of the property and assets (including title in fee simple to all real property) included in the Balance Sheet of Purchaser annexed hereto, except, however, property and assets in non-material amounts sold in the ordinary course of business since the date of such Balance Sheet, and that all of the properties and assets are free of all liens, encumbrances, or claims except as set forth in the Balance Sheet;

        7.7. Purchaser is not party to any pending or threatened litigation which might adversely affect the financial condition, business operations, or properties of Purchaser, nor to the knowledge of Purchaser is there any threatened or pending governmental or regulatory investigation, inquiry, or proceeding involving Purchaser except as disclosed herein, and that it is current in all filings required to be made pursuant to the Securities Act of 1933, as amended;

        7.8. All returns for income taxes, surtaxes, and excess profits taxes of Purchaser for all periods up to and including the calendar year 1995 have been duly prepared and filed in good faith and all taxes and assessments shown thereon have been paid or accrued on Purchaser's books; all state franchise taxes and real and personal property taxes have been paid as of the dates due; and no proceeding or other action has been taken for the assessment or collection of additional taxes for any such periods;

        7.9. The business, properties and assets of Purchaser have not, since the date of the Balance Sheet, been materially and adversely affected as the result of any fire, explosion, natural disaster, governmental act, cancellation of contracts, or any other event;

        7.10. No representation by Purchaser or by its Officers made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the stock of Purchaser who is seeking full information as to Purchaser and its business affairs.


     8. CONDITIONS PRECEDENT TO CLOSING. All obligations of Acquired Company and Purchaser under this Agreement are subject to the fulfillment, on or prior to the closing date, of each of the following conditions:

       8.1. That the representations of Purchaser and Acquired Company shall be true at and as of the closing date as though such representations were made at and as of such time;

       8.2. That Purchaser shall have received a written opinion, dated on the closing date, of counsel representing the Acquired Company, to the effect that the Acquired Company has been duly incorporated and is in good standing under the laws of the State of its organization with a capitalization as represented in this Agreement; that the Acquired Company is duly licensed or qualified to do business in any and all States or jurisdictions in which it does business or where in the opinion of Counsel such qualification is required; that such counsel knows of no litigation, investigation, or governmental proceeding pending or threatened against the Acquired Company which might result in any material adverse change in the business, properties, or financial condition of the Acquired Company or in any liability on the part of the Acquired Company; and that the assignment and delivery of the Shares of the Acquired Company pursuant to this Agreement will vest in Purchaser all right, title and interest in and to such Shares, free and clear of all liens, encumbrances and equities;

        8.3. That Purchaser shall have received a certificate dated on the closing date and signed by the President of the Acquired Company, that since the date of this Agreement the Acquired Company has not done or permitted to be done any of the acts or things prohibited by this Agreement;


        8.4. That no claim or liability not fully covered by insurance shall have been asserted against the Purchaser or the Acquired Company nor has either party suffered any loss on account of fire, flood, accident or other calamity of such a character as to materially adversely affect their financial condition, regardless of whether or not such loss shall have been insured.

        8.5. That all covenants and indemnification's made herein by Purchaser and by the Acquired Company which are to be performed at or prior to closing shall have been duly performed;

        8.6. That at the time of closing the Common Stock of Purchaser shall not be the subject of any investigation or inquiry by the Securities and Exchange Commission, the National Association of Securities Dealers, and any other State or Federal regulatory body.


     9. APPROVALS AND RATIFICATIONS. All transactions contemplated by this Agreement shall be subject to the approval and ratification of the Boards of Directors and Shareholders of the Acquired Company and of Purchaser, and to the approval of Counsel for the respective parties.


     10. CLOSING DATE. The closing under this Agreement shall take place at the offices of Purchasing Company in Boca Raton, Florida on or before February 21, 1997, and that all other required approvals and ratification's shall be obtained by the respective parties at least 48 hours prior thereto.


     11. NOTICES. All notices under this Agreement shall be in writing and addressed to the parties at the addresses hereinabove set forth, and shall be mailed by certified mail, return receipt requested.


     12. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of all parties hereto. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other that the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.


     13. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.



                                   SIGNATURES


     IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first written above.


PURCHASER:                         Atlantic International Entertainment, Ltd


                                   BY: /s/ Richard Iamunno, President
                                       -------------------------------------



ACQUIRED COMPANY:                  EmiNet Domain Inc.

                                   BY: /s/ Michael Carpenter
                                       -------------------------------------
                                   BY: /s/ Sinjay Jindal
                                       -------------------------------------
                                   BY: /s/ Michael Wertheimer
                                       -------------------------------------
                                   BY: /s/ Thomas Bagli
                                       -------------------------------------

                                   APPENDIX A




   NAME, ADDRESS AND SOCIAL                       NUMBER OF ATLANTIC
SECURITY NUMBER OF STOCKHOLDER                   SHARES TO BE RECEIVED
------------------------------                   ---------------------



Thomas Bagli
3170 Leewood Terrace, #L-110
Boca Raton, Florida 33431
Soc. Sec. # ###-##-####                                48,000



Michael Carpenter
7125 Lake Island Drive
Lake Worth, Florida 33467
Soc. Sec. # ###-##-####                                48,000



Michael Wertheimer
7380 West Country Club
Boulevard
Boca Raton, Florida 33487
Soc. Sec. # ###-##-####                                48,000



Sinjay Jindal
2230-C Spring Harbor Drive
Delray Beach, Florida 33445
Soc. Sec. # ###-##-####                                48,000



Avraham Uriel Chamish
7070 Davit Circle
Lake Worth, Florida 33467
Soc. Sec. # ###-##-####                                 8,000
                                                      -------

                                                      200,000
                                                      =======